Exhibit 3
TRUST AGREEMENT FOR
MARKETING CONSULTANTS AND THEIR ASSOCIATES
(as modified)

By and among the undersigned parties, to-wit: TOMAS HUMBERTO HERRERA DIAZ, male, Panamanian, of legal age, married, attorney-at-law, bearer of national personal identification card #8-99-303, acting herein in his capacity as Vice-President and Legal Representative of the company known as GALA MANAGEMENT SERVICES, INC., organized and existing pursuant to the laws of the Republic of Panama, through public deed No. 5,875, issued by the Fifth Notary Public Office of the Panama Circuit on July 23, 1981, authorized to perform this act by the Board of Directors of the company, hereinafter “TRUSTEE,” the first part, and BORIS HERNAN CHANIS, male, Panamanian, of legal age, married, attorney-at-law, bearer of national personal identification card #7-42-455, acting in his capacity as member of the MANAGEMENT COMMITTEE, as expressly authorized by the latter,

WHEREAS:

1.    On March 1, 1987, a Trust Agreement was signed for the benefit of the associates of CITIZENS INSURANCE COMPANY OF AMERICA (hereinafter the “Trust Agreement”).

2.    After a nine (9) year term, TRUSTEE as well as the MANAGEMENT COMMITTEE deem convenient to amend the Trust Agreement, which as of the execution date of this document shall be named “The Trust Agreement for Consultants and their Associates” (but hereinafter shall be called the TRUST).

Therefore, TRUSTEE and the MANAGEMENT COMMITTEE agree as follows:

FIRST: (The agreement) The parties agree that this shall be an irrevocable Trust Agreement, subject to the clauses and stipulations contained in this document, as well as the Panamanian legal provisions, in general, and the provisions of Law 1 of January 5, 1984 of the Republic of Panama, in particular.

SECOND: (Settlor[s]) The parties further agree that, in addition to the person originally designated as SETTLOR in the Trust Agreement executed on March 1, 1987, other persons may be incorporated to, or join, as Settlors in this Trust. Notwithstanding the above, this right shall be limited, solely, to those persons that, in connection with CITIZENS INSURANCE COMPANY OF AMERICA (hereinafter CICA), are Marketing Consultants or their Associates to receive applications for CICA insurance coverage(s), as long as they are not citizens or residents of the United States of America or Panama. For effects of their incorporating to, or joining, the TRUST, the SETTLORS shall sign, with the autograph signatures used by them in all public and private acts, a document entitled “Joining Document” through which they shall join this trust and shall grant to TRUSTEE the amounts referred under the Third (III) Clause, Subparagraph (a).

THIRD: (The entrusted assets). The following are entrusted assets (hereinafter the ENTRUSTED ASSETS), and consequently they shall be subject to the provisions of this agreement:

(a)    The amounts that TRUSTEE shall receive, from time to time, from CICA, pursuant to the instructions given, or to be given, by the SETTLORS, by reason of the assignments made, or to be made, in favor of TRUSTEE, of the amounts specified in clause SIXTH (VI) of this agreement.

(b)    The Class A common shares of stock of CITIZENS, INC. (hereinafter the SHARES), acquired or to be acquired, from time to time, by TRUSTEE, pursuant to this agreement.

(c)    The dividends resulting from the SHARES.

(d)    The interests resulting from the amounts received by TRUSTEE, as indicated in subparagraph (a) and (c) of the same Clause.

FOURTH: (Settlors or Beneficiaries) The ENTRUSTED ASSETS shall be maintained by TRUSTEE in its name, as fiduciary, but for the purpose of first, guarantee the obligations that the SETTLORS have or will acquire with CITIZENS, CICA, the insurance applicants and/or the insured thereof, the Marketing Consultants and their Associates, as well as with the trust or TRUSTEE.

Subject to the provisions of the paragraph hereinabove, the beneficiaries of this trust (hereinafter the SETTLORS or the BENEFICIARIES) are the SETTLORS (whose right is limited to a portion of the entire ENTRUSTED ASSET) and, in the event of death of any one of them, BENEFICIARIES of their portion shall be those expressly designated in the “Joining Document” and, in the absence of designation, the heirs judicially declared. It shall be understood that no BENEFICIARY shall be named if he/she does not exist, has not been born, or has ceased to exist, at the time of the designation.

FIFTH: (Purpose of the Trust). The purpose of this trust is to, in addition of guaranteeing the obligations of the SETTLOR with CITIZENS, CICA, the insurance applicants and/or the insured thereof, the Marketing Consultants and their Associates, the trust, or TRUSTEE, by means of acquisition and accumulation of shares of stock of CICA, as well as the efficient administration of the ENTRUSTED ASSETS, to provide the SETTLORS with a creation of capital mechanism they may have available after reaching 65 years of age, or before, in the event of disability; or their heirs, in the event of death.

SIXTH: (Assignment). For the purposes of this trust, each of the SETTLORS hereby assigns, in an irrevocable manner, to TRUSTEE, to be deposited into the TRUST as part of the ENTRUSTED ASSETS, an amount equal to five percent (5%) of all the insurance premiums during the first year of the policies subject to commission individually subscribed by the SETTLORS, or any of its associates, on or after April 1, 1996 (hereinafter called the ASSIGNED AMOUNTS).

CICA shall calculate and forward the ASSIGNED AMOUNTS to TRUSTEE and shall periodically provide to SETTLORS a statement of account detailing the commissions and ASSIGNED AMOUNTS.

THE TRUSTEE hereby shall be authorized to notify CICA that the assignment referred in this Clause has been verified, in order that CICA may forward to TRUSTEE said sums in a periodic manner.

SEVENTH: (Destination of Funds) The amounts received by TRUSTEE pursuant to the above clause shall be deposited in its name in a first line bank or securities firms, in checking accounts, saving accounts, money market accounts or fixed terms, as it may result more convenient for the interests of the trust.

With the monies received, and at its sole discretion, TRUSTEE shall acquire the SHARES for this trust in the United States of America stock exchange market, through brokerage firms or their agents in the Republic of Panama. Notwithstanding the provisions hereinabove, TRUSTEE may purchase the SHARES, without the mediation of a broker, directly from CICA, CITIZENS, third parties, or SETTLORS, that at the moment of liquidation of all or part of their share in the trust, may be offered for sale to TRUSTEE. The purchase of the SHARES shall be made in accordance with the availability of cash and shares of stock, as well as expenses of the TRUST. Now then, TRUSTEE may abstain from purchasing the SHARES if at any moment, and at its sole discretion, said purchase may be interpreted as a violation of its trust responsibilities, or if it results inconvenient to the interests of SETTLORS.

EIGHTH: (No liens or encumbrances) TRUSTEE may only use the ENTRUSTED ASSETS for the purposes outlined in this agreement, except when deemed necessary to make one or more trust distribution or to cover the trust expenses (including its fees), it shall not sell, lien, pledge, hypothecate them.

NINTH: (Proportionality) Subject to, except for the stipulations of Clause Fourth (IV), SETTLORS shall have a right to the benefits of this trust in the proportion of their contributions and the increments of their interests by reason of the benefits derived from the ENTRUSTED ASSETS. Finally, depending on the number of complete years of being incorporated to the trust, their rights shall be liquidated in conformity with the provisions of Clause Eleventh (11th). In view that the SHARES may not be fractioned, TRUSTEE shall be authorized, when making distributions, to eliminate the fractions lesser to a half and shall adjudicate same to those having fractions greater to a half, rounding them upwards.

TENTH: (Statements of account) TRUSTEE shall prepare and forward to each of the SETTLORS, to their registered addresses, closing on December 31, but within twenty (20) days following the closing, a statement of account detailing the following:

(a)   The selling value of the SHARES as of the statement date.
(b)   The amount of SHARES corresponding to the SETTLOR/BENEFICIARY in the trust.
(c)   The total of the ASSIGNED AMOUNTS received by TRUSTEE or on behalf of SETTLOR, from the date it joined the trust, through the date of the statement of account.
(d)   The interests and dividends accrued in favor of SETTLOR.

(e)   The balance to be invested for SETTLOR as of the date of the statement of account.
(f)    The total value in the stock market of SETTLOR’s interest, on the closing date of the statement of account. SETTLORS have the obligation to inform periodically any change in their business or residential postal addresses, to the effect that the statements of account sent by TRUSTEE reach their addressees.

ELEVENTH: (Liquidations) TRUSTEE shall liquidate SETTLOR’s total interest in the trust when SETTLOR reaches 65 years of age, becomes totally disabled, or dies, or if the Agreement of Marketing Consultants and their Associates entered into by and between SETTLOR and CICA, terminates, as the case may be, or if TRUSTEE exercises the right set forth in Clauses THIRTEENTH (XIII) and TWENTY-NINTH (XXIX). In any of these events, but excepting the provisions of Clause FOURTH (IV), it is stipulated that, depending on the number of complete years that SETTLOR has been part of the trust, TRUSTEE shall liquidate the portion of the interest corresponding to the SETTLOR pursuant to the table inserted below, deducting the expenses resulting from the delivery thereof, the debts resulting from reversions due to erroneous credits and the sums that SETTLOR owes to CITIZENS, CICA, the insurance applicants and/or the insured(s) thereof, the Marketing Consultants and their Associates, and to the trust and/or the TRUSTEE, for any reason.

The liquidations shall be made as follows:

(a)    At the end of the third year - 30% of the interest.
(b)    At the end of the fourth year - 40% of the interest.
(c)    At the end of the fifth year - 50% of the interest.
(d)    At the end of the sixth year - 60% of the interest.
(e)    At the end of the seventh year - 70% of the interest.
(f)    At the end of the eighth year - 80% of the interest.
(g)    At the end of the ninth year - 90% of the interest.
(h)    At the end of the tenth year - 100% of the interest.

In the event of death or total disability of SETTLOR, the total interest shall be liquidated, without taking into account number of year’s limitations, but in any event, the corresponding deductions shall be made.

His/her BENEFICIARIES pursuant to Clause FOURTH (IV) of this trust must make request for liquidation in writing by SETTLOR/BENEFICIARY or, in case of his/her death, TRUSTEE shall decide the method and manner of delivering the interests.

It is understood that when the entire interest corresponding to a SETTLOR is delivered, then, immediately, the obligations and rights of the parties to this agreement shall cease.

TWELFTH: (Lack of rights) Pursuant to the provisions of the above clause, if a SETTLOR terminates or is terminated from the Agreement as Marketing Consultant or Associate of CICA before completing three (3) years of being part of this trust, he/she shall not have any right to any part thereof, except in the event of his/her death or total disability. Now then, in the events herein foreseen, of if any of the events mentioned in the above clause were to occur, if

SETTLOR has any pending obligations with CITIZENS, CICA, insurance applicants and/or insured thereof, the Marketing Consultants or their Associates, the trust, and/or the TRUSTEE, then TRUSTEE shall be authorized to pay first said obligations.

Notwithstanding anything provided above or to the contraryof this agreement, it is expressly stipulated that in the event that TRUSTEE receives notification from CICA that SETTLOR has breached the agreement entered with it, then, it is understood that SETTLOR, as well as its heirs and assigns, shall absolutely and entirely lose all rights he/she has, or may have, derived from this trust agreement.

THIRTEENTH: (Trustee’s powers) At all times during the life of this agreement, and should TRUSTEE deem it convenient, it may resign as fiduciary or terminate the trust relationship with any SETTLOR/BENEFICIARY.

FOURTEENTH: (Increase of interest) Once verified the interest portion of a SETTLOR that has not completed ten (10) years of being part of the trust, and unless it has been set forth in the above paragraph (Clause Twelfth (XII) of this agreement, then the balance of the interest (that is, the portion to which he/she or any of his/her fiduciary do not have any right, as stipulated in Clause Eleventh (XI) of this agreement), shall be used to increase the trust and shall be distributed proportionally among the SETTLORS remaining in the trust.

FIFTEENTH: (Audit) Every year, at the expense of the trust, an audit will be conducted of all the accounts kept by TRUSTEE related to this trust. A prestigious auditing firm, with offices and operations in the Republic of Panama, shall perform said audit. TRUSTEE thereof shall make the selection, however, the Management Committee shall have the right to designate same, in which event, the designation made by it shall prevail.

SIXTEENTH: (Limitation of responsibility) From the discharge of its duties, TRUSTEE shall only be held responsible for fraud or gross negligence and will not incur any liability whatsoever for errors made by third parties.

SEVENTEENTH: (Taxes, expenses and expense account) TRUSTEE, is hereby expressly empowered, to pay from the ENTRUSTED ASSETS or the income derived by it, its fees and all expenses incurred by this trust, as well as all taxes, contributions, liens and encumbrances of any nature which may be incurred by this trust or the ENTRUSTED ASSETS, being understood that the expenses shall be proportionally distributed and in no event TRUSTEE’s own assets shall be compromised.

Likewise, TRUSTEE shall be hereby authorized to constitute a special expense account to cover expenses incurred by the trust, including its fees.

EIGHTEENTH: (Fees) Due to this trust, FIDUCIARY shall have the right to receive fees pursuant to the following table:

(a)    .5% annually on the first US$500,000
(b)    1% annually on sums from US$500,001 through US$1,000,000

(c)    1.5% annually on sums from 1,000,001 through US$2,000,000
(d)    1.25% annually on sums from US$2,000,001 through US$3,000,000
(e)    1.00% annually on sums from US$3,000,001 through US$4,000,000
(f)    0.75% annually on sums from US$4,000,001 through US$4,000,000
(g)    .5% annually on sums from US$5,000,001 through US$5,000,000

Fees shall be calculated annually on the total contributions made to the trust during its entire term and they shall be payable monthly.

NINETEENTH: (Definition of operational expenses) It is understood that trust expenses shall be:

Attorney’s fees, auditor’s fees, taxes, postage, cables, telexes, long distance telephone tolls, telefaxes, brokerage commissions, transfer of stocks, transportation expenses, insurance premiums, performance bond premiums, and any other operational expenses for the proper administration of the trust.

TWENTIETH: (Notifications) FIDUCIARY hereby obliges itself to immediately notify SETTLORS, at their registered addresses, of any request for information made by any authority from Panama or the United States of America. Likewise, it shall notify them of the enactment or collection of any new tax assessment or lien or encumbrance that may affect this trust or the ENTRUSTED ASSETS, as well as any investigation or criminal legal action that may be initiated by or before any authority of the above mentioned countries.

TWENTY-FIRST: (Rendering of accounts) Notwithstanding anything contained to the contrary in Clause Tenth (X) of this agreement, whenever the MANAGEMENT COMMITTEE or the FIDUCIARY requests it in writing, the FIDUCIARY shall render a detailed account of its administration, including, without limitations, the sums received by it, the deposits made, purchase of shares, inventory of shares, interests and dividends incurred, distributions made, sales effected, expenses incurred and FIDUCIARY fees incurred by the trust.

TWENTY-SECOND: (Indemnification) SETTLORS AND BENEFICIARIES shall indemnify FIDUCIARY, its employees, directors, officers, agents, representatives, managers and administrators, and hold them harmless and free from all liability or damage which any one of them may suffer as a result of any legally imposed fine or penalty arising from the operation of this trust, provided such event shall not have occurred as a result of gross negligence or a fraudulent act on the part of the FIDUCIARY and/or the others mentioned herein.

TWENTY-THIRD: (Surety bond) FIDUCIARY shall be required to secure and maintain, at all times, a surety bond to protect SETTLORS and/or BENEFICIARIES against fraudulent acts, thefts or larceny committed by the FIDUCIARY or its employees or associates. Said bond will be secured from and issued by a bonding or insurance company authorized to operate in the Republic of Panama for a bond amount which may, from time to time, be increased or decreased by written request of THE MANAGEMENT COMMITTEE. Initially said bond shall not be less than ONE MILLION DOLLARS (US$1,000,000).

TWENTY-FOURTH: (Termination of trust relationship and/or trust) Except for any other provision about termination of individual relationships, relating to all SETTLORS and/or BENEFICIARIES, this agreement shall terminate for the following causes, as set forth in Law 1 of 1984, of the Republic of Panama, or if FIDUCIARY delivers the ENTRUSTED ASSETS to the new fiduciary designated by the MANAGEMENT COMMITTEE or Circuit Judge, and is bound to render account of its administration to SETTLORS, having the right to retain any fees and expenses that remain unpaid.

TWENTY-FIFTH: (Applicable law and domicile) The laws of Panama govern this trust. Further, it shall be domiciled on the Sixth Floor of the building known as “Edificio Fiduciario” [The Fiduciary Building], located on Via España No. 200, Panama, Republic of Panama. Notwithstanding, in the future, it may be subject to the laws and jurisdiction of another country, and it may establish domicile in any other part of the world.

TWENTY-SIXTH: (Resident agent) The firm of GALINDO, ARIAS & LOPEZ, with offices on Via España No. 200, Panama, Republic of Panama is hereby designated as Resident Agent of this trust.

TWENTY-SEVENTH: (Attorneys’ fees) All legal expenses, notarial, documentary stamp tax and attorney’s fees incurred from the preparation, authentication, notarization and amendments of this agreement shall incur for the account of SETTLORS.

TWENTY-EIGHTH: (Confidentiality) FIDUCIARY, its employees, directors and associates are hereby bound to maintain this trust, its capacity as fiduciary, as well as the identities of SETTLORS and BENEFICIARIES strictly confidential, except when authorized in writing by any SETTLOR in connection with his/her interest.

Notwithstanding anything contrary contained above, FIDUCIARY may disclose all or part of the information related to this trust and the custody, if required by any competent authority of Panama or of the United States of America.

TWENTY-NINTH: (Authority to resign) FIDUCIARY is hereby authorized to resign its capacity as fiduciary of this trust, by prior written notification to the MANAGEMENT COMMITTEE. In this event, the MANAGEMENT COMMITTEE has the right to appoint a new trust entity, to whom FIDUCIARY shall deliver the ENTRUSTED ASSETS.

THIRTIETH: (The Management Committee and modifications to the trust agreement) The original SETTLOR shall appoint a MANAGEMENT COMMITTEE comprised of a maximum of five (5) members, who shall hold office for one (1) year or until their successors are appointed by said SETTLOR, who is vested with the authorities set forth in this Agreement. FIDUCIARY and said MANAGEMENT COMMITTEE, the latter acting with the consent of the majority, may agree, without reservations, to the modifications to this trust agreement deemed convenient, without reservations, as well as to domicile it in, and make it subject to the laws and jurisdiction of another country, as selected by it. The modifications convenient to the FIDUCIARY and the MANAGEMENT COMMITTEE shall affect all of the SETTLORS and BENEFICIARIES, independently of the date when they first joined or were incorporated to the trust, and shall have immediate effects.

THIRTY-FIRST: (Subrogation) This Agreement replaces and subrogates the Trust Agreement entered on March 1, 1987 by and between FIDUCIARY and SETTLOR, which agreement is entitled “Agents’ Trust Agreement,” and it may not be rescinded, modified or changed, except as set forth in the above clause.

For the record, this document is executed on October 2, 1996, in three (3) counterparts, each deemed an original with equal force and effect.

/s/ Tomas Herrera
Thomas H. Herrera D.
FIDUCIARY

/s/ Boris Chanis
Boris H. Chanis
MANAGEMENT COMMITTEE